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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

US INDUSTRIAL SERVICES, INC.
CONTACT: INVESTOR RELATIONS
MR. ANDREW WHITE
214-561-0815



                               USIS CEO PURCHASES
                    ADDITIONAL SHARES FROM MAJORITY INVESTOR


Houston, Texas, April 24, 2001 - (PRNewswire) - US Industrial Services, Inc. (OTC BB: USIS) announced the sale by Deere Park Capital, L.L.C., a Chicago-based private investment firm, of 3,337,929 shares of the Company's common stock to Frank J. Fradella, the Company's President and Chief Executive Officer. As a result of the transaction, Deere Park Capital owns less than 5% of the outstanding common stock of the Company. Of these shares, Mr. Fradella purchased 1,837,929 shares in his capacity as third-party nominee for certain individuals with whom he had a pre-existing relationship, and he transferred 1,000,000 shares to an additional individual in consideration for consulting services provided to Mr. Fradella in connection with negotiating the purchase of stock from Deere Park and other transactions. Mr. Fradella has no voting or other arrangements with respect to these shares. Including previous purchases, Mr. Fradella currently is the beneficial owner of 2,002,651 shares, or approximately 22.9%, of the outstanding common stock of the Company.

Commenting on the transaction, Mr. Fradella stated, "As indicated by this additional investment, I strongly believe that USIS' strategy of acquiring companies in the fixed and wireless communications infrastructure sector represents a substantial value to shareholders. We look forward to building a Company that will have a dominant effect on this very promising industry."

US Industrial Services has exited the environmental services sector through the sale of all of its subsidiaries engaged in such business and has announced that the Company will begin reporting a fiscal year end of December, departing from its prior September fiscal year end. Furthermore, as previously announced, the Company continues to pursue the acquisition of Apache Telecom, LP, Stratacom Engineers & Constructors, and Strata Design Services, all providers of wireless infrastructure services.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.